QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

        We hereby consent to the use of our reports dated March 2, 2004; May 26, 2005; and April 12, 2006 (the "Reports") relating to the proved oil and gas reserves of BreitBurn Energy Partners L.P. (the "Company"), to the information derived from such reports and to the reference to this firm as an expert in the Amendment No. 4 to Form S-1 registration statement and any amendments thereto filed by the Company and in the prospectus to which the registration statement relates.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ DAVID B. COX, P.E. David B. Cox, P.E. Senior Vice President

Houston, Texas
September 21, 2006

QuickLinks

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS